SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement     [   ]  Confidential, for Use of the
[ X ]  Definitive Proxy Statement              Commission Only (as permitted by
[   ]  Definitive Additional Materials          rule 14a-6(e) (2))
[   ]  Soliciting Material Pursuant to Rule 14a-12


                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box): [X] No fee required.
 [ ] Fee computed on table below per Exchange Act Rules 14a-6 (i) (1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                  NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                              26 Harbor Park Drive
                         Port Washington, New York 11050

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                October 30, 2002

To the Shareholders of
National Medical Health Card Systems, Inc.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC., a Delaware corporation ("Health Card" or the "Company"), will be held on November 20, 2002 at Health Card's executive offices, 26 Harbor Park Drive, Port Washington, New York at 9:00 A.M. local time, for the following purposes:


     (1) To elect two (2) directors to serve for a term of three years; and


     (2) To approve and ratify the adoption of Health Card's 2003 Employee Stock Purchase Plan; and


     (3) To transact such other business as may properly come before the meeting.

     The close of business on October 15, 2002, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Information concerning the matters to be acted upon at the meeting is set forth in the accompanying proxy statement.

     Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed return envelope. Even if you have given your proxy, you may still vote in person if you attend the meeting. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.



                                        By Order of the National Medical Health
                                          Card Systems, Inc. Board of Directors

                                          /s/Gerald Shapiro
                                             Gerald Shapiro
                                             Secretary

Port Washington, New York
October 30, 2002

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                              26 Harbor Park Drive
                            Port Washington, NY 11050


                                 PROXY STATEMENT


           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 20, 2002


     This proxy statement is being mailed on or about October 30, 2002 to the shareholders of record of National Medical Health Card Systems, Inc. ("Health Card" or the "Company"), doing business as NMHCRX, at the close of business on October 15, 2002 in connection with the solicitation of proxies by the Board of Directors of Health Card to be voted at an Annual Meeting of Shareholders to be held on November 20, 2002 at 9:00 A.M. ("the Meeting"), at our executive offices located at 26 Harbor Park Drive, Port Washington, New York 11050, and any and all adjournments or postponements thereof.


     All shares represented by proxies duly executed and received will be voted on the matters presented at the meeting in accordance with the specifications made in such proxies. In the absence of specified instructions, proxies so received will be voted (1) FOR the named nominees to Health Card's Board of Directors for a term of three years; and (2) FOR the approval and ratification of the adoption of Health Card's 2003 Employee Stock Purchase Plan. The Board of Directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees to the Board of Directors. In the event that any other matter should come before the meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

    Record Date and Voting Securities

     The record date for determining the shareholders entitled to vote at the meeting is the close of business on October 15, 2002, at which time we had issued and outstanding 7,610,907 shares of common stock, par value $.001 per share (the "Common Shares"). The shares of common stock are the only outstanding securities of Health Card entitled to vote at the meeting. On each matter to be voted at the meeting, the holders of common stock have one vote for each share held.

    Quorum

     The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of common stock is necessary to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum.

    Vote Required

     Election of a director requires the affirmative vote of a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Proposal No. 2 requires the affirmative vote of the majority of the total votes cast on the proposal in person or by proxy. Abstentions are counted as present in the tabulation of votes on each of the proposals presented to shareholders. Broker non-votes will not be counted for the purpose of determining whether a particular proposal has been approved. Since Proposal No. 2 requires the affirmative vote of the majority of the total votes cast on the proposal in person or by proxy, abstentions and broker non-votes will have no effect on the Proposal.

    Revocability of Proxy

     Any Health Card shareholder giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. You may revoke your proxy by filing with Health Card written notice of revocation or a fully executed proxy bearing a later date. The proxy may also be revoked by voting in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke a proxy given and vote in person unless the shareholder wishes to do so. Written revocations or amended proxies should be sent to Health Card at 26 Harbor Park Drive, Port Washington, New York 11050,
Attention: Corporate Secretary.

     This proxy is being solicited by our Board of Directors. Health Card will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of Health Card shares. Solicitations will be made primarily by mail, but certain directors, officers or employees of Health Card may solicit proxies in person or by telephone, telecopier or telegram without special compensation.

     A list of Health Card shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose germane to the meeting, during ordinary business hours, for a period of ten days prior to the meeting at Health Card's offices, 26 Harbor Park Drive, Port Washington, New York 11050 and also during the meeting for inspection by any shareholder who is present.

                             EXECUTIVE COMPENSATION

    Summary Compensation Table

     The following table sets forth certain information with respect to the compensation paid or awarded by Health Card to the Chief Executive Officer and other executive officers, (collectively, the "Named Executive Officers"), whose salary and bonus exceeded $100,000 in all capacities for the fiscal year ended June 30, 2002:


------------------- -------- --------------------------------------------- --------------------------- ------------ ---------------
                   Annual Compensation Long-Term Compensation
------------------- -------- --------------------------------------------- --------------------------- ------------ ---------------
------------------- -------- --------------------------------------------- --------------------------- ------------ ---------------
                                                                                     Awards              Payouts

------------------- -------- --------------------------------------------- --------------------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
                                                                           Restricted    Securities
                                                           Other Annual       Stock      Underlying       LTIP        All Other
     Name and        Year       Salary         Bonus       Compensation      Awards     Options/SARS     Payouts     Compensation
Principal Position                ($)           ($)            ($)             ($)           (#)           ($)           ($)
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
 Bert E. Brodsky,    2002     425,000(1)    120,000(1)      87,421(9)          -0-           -0-           -0-           -0-
 Chairman of the
      Board
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
                     2001     377,015(1)    120,000(1)      89,380(9)          -0-       500,000(12)       -0-           -0-
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
                     2000     182,114(2)    120,000(1)      97,310(9)          -0-           -0-           -0-           -0-
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
  James J. Bigl,     2002       209,921       100,000       12,000(10)         -0-       450,000(13)       -0-        3,010(23)
 Chief Executive                                                                                                      1,024(24)
Officer, President
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------

                     2001       184,760      60,000(3)      12,000(10)         -0-       31,000(14)        -0-         908(23)

                                                                                                             578(23)
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
                     2000        7,230        25,000           -0-             -0-       100,000(15)       -0-           -0-

------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
  David Gershen,     2002       185,000      30,000(4)         -0-             -0-       20,000(16)        -0-        1,736(23)
 Chief Financial                                                                                                        889(24)
Officer, Treasurer
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
                     2001       155,250      55,000(5)         -0-             -0-       11,000(17)        -0-         737(23)
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
                     2000       23,077          -0-            -0-             -0-       35,000(18)        -0-           -0-
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
Tery Baskin, Chief   2002       150,000      15,000(6)      32,184(11)         -0-       27,000(19)        -0-        5,433(23)
Operating Officer                                                                                                      721(24)
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
                     2001       132,923      56,440(7)      10,408(11)         -0-       55,000(20)        -0-        8,338(23)
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
Agenes Hall, Chief   2002       154,577      16,000(8)         -0-             -0-       37,000(21)        -0-        1,232(23)
   Information                                                                                                         462(24)
     Officer
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------
                     2001       69,231        15,000           -0-             -0-       10,000(22)        -0-           -0-
------------------- -------- -------------- ------------ ----------------- ------------ -------------- ------------ ---------------

     (1) Represents salary and bonus accrued for Mr. Brodsky, but not paid. See "Certain Relationships and Related Transactions - Indebtedness of Management," below. The only amount paid was $15,385 in July 2000.

     (2) Represents salary paid to Mr. Brodsky.

     (3) For the fiscal year ended June 30, 2001, a bonus of $60,000 was awarded to Mr. Bigl, but was paid subsequent to June 30, 2001.

     (4) For the fiscal year ended June 30, 2002, a bonus of $30,000 was awarded to Mr. Gershen, but was paid subsequent to June 30, 2002.

     (5) For the fiscal year ended June 30, 2001, a $25,000 guaranteed bonus was paid to Mr. Gershen per his employment agreement after one year of service. An additional bonus of $30,000 was awarded to Mr. Gershen, but was paid subsequent to June 30, 2001.

     (6) For the fiscal year ended June 30, 2002, a bonus of $15,000 was awarded to Mr. Baskin, but was paid subsequent to June 30, 2002.

     (7) For the fiscal year ending June 30, 2001, reflects a $25,000 bonus awarded to Mr. Baskin; such amounts were paid to Mr. Baskin subsequent to June 30, 2001. Also reflects commissions paid pursuant to an employment agreement with the Company, which commission arrangement terminated on June 4, 2001 with the execution of a new employment agreement with the Company.

     (8) For the fiscal year ended June 30, 2002, a bonus of $16,000 was awarded to Ms. Hall, but was paid subsequent to June 30, 2002.

     (9) Includes automobile lease payments to an entity affiliated with Mr. Brodsky. Also includes life insurance premiums paid by Health Card on Mr. Brodsky's behalf, the aggregate amount of which premiums will be repaid to Health Card upon the payment of the policy benefits to the beneficiary.

     (10) Represents a nonaccountable expense allowance.

     (11) Represents payments under a bank loan collateralized by an automobile, and life insurance premiums.

     (12) Represents an option granted on February 20, 2001 to purchase 500,000 shares of common stock at an exercise price of $1.84, of which 200,000 shares were exercised in July 2002 and 300,000 are not currently exercisable.

     (13) Includes an option granted on April 30, 2002 to purchase 100,000 shares of common stock at an exercise price of $9.00, of which 33,000 shares were exercisable as of June 30, 2002 and October 11, 2002. Also includes an option granted on June 26, 2002 to purchase 350,000 shares of common stock at an exercise price of $9.45, of which no shares were exercisable as of June 30, 2002 and October 11, 2002.

     (14) Includes an option granted on February 20, 2001 to purchase 11,000 shares of common stock at an exercise price of $1.67, of which 7,335 shares were exercisable as of June 30, 2002 and October 11, 2002. Also includes an option granted on June 12, 2001 to purchase 20,000 shares of common stock at an exercise price of $3.00, of which 6,670 shares were exercisable as of June 30, 2002 and October 11, 2002.

     (15) Represents an option granted on June 12, 2000 to purchase 100,000 shares of common stock at an exercise price of $4.00, all of which were exercisable as of June 30, 2002 and October 11, 2002.

     (16) Includes an option granted on September 24, 2001 to purchase 10,000 shares of common stock at an exercise price of $4.00, of which no shares were exercisable as of June 30, 2002. As of October 11, 2002, 3,350 shares of such option were currently exercisable. Also includes an option granted on August 1, 2002 to purchase 10,000 shares of common stock at an exercise price of $8.60, of which no shares were exercisable as of June 30, 2002 and October 11, 2002.

     (17) Represents an option granted on February 20, 2001 to purchase 11,000 shares of common stock at an exercise price of $1.67, of which 7,335 shares were exercisable as of June 30, 2002 and October 11, 2002.

     (18) Represents an option granted on May 1, 2000 to purchase 35,000 shares of common stock at an exercise price of $5.00, of which 23,335 shares were exercisable as of June 30, 2002 and October 11, 2002.

     (19) Includes an option granted on August 10, 2001 to purchase 2,000 shares of common stock at an exercise price of $3.50, of which no shares were exercisable as of June 30, 2002. As of October 11, 2002, 700 shares of such option were currently exercisable. Also includes an option granted on August 1, 2002 to purchase 20,000 shares of common stock at an exercise price of $8.60, of which no shares were exercisable as of June 30, 2002 and October 11, 2002. Also includes an option granted on September 19, 2002 to purchase 5,000 shares of common stock at an exercise price of $8.15, of which no shares were exercisable as of June 30, 2002 and October 11, 2002.

     (20) Includes an option granted on July 20, 2000 to purchase 40,000 shares of common stock at an exercise price of $4.00, of which 8,000 shares were exercisable as of June 30, 2002. As of October 11, 2002, 16,000 shares of such option were currently exercisable. Also includes an option granted on June 4, 2001 to purchase 15,000 shares of common stock at an exercise price of $5.00, of which 5,000 shares were exercisable as of June 30, 2002 and October 11, 2002.

     (21) Includes an option granted on August 10, 2001 to purchase 2,000 shares of common stock at an exercise price of $3.50, of which no shares were exercisable as of June 30, 2002. As of October 11, 2002, 700 shares of such option were currently exercisable. Also includes an option granted on January 4, 2002 to purchase 5,000 shares of common stock at an exercise price of $12.61, of which no shares were exercisable as of June 30, 2002 and October 11, 2002. Also includes an option granted on July 31, 2002 to purchase 30,000 shares of common stock at an exercise price of $8.55, of which no shares were exercisable as of June 30, 2002 and October 11, 2002.

     (22) Represents an option granted on January 8, 2001 to purchase 10,000 shares of common stock at an exercise price of $7.50, of which 3,340 shares were exercisable as of June 30, 2002 and October 11, 2002.

     (23) Represents amounts contributed by Health Card under Health Card's 401(k) Plan as of June 30, 2002.

     (24) Represents amounts contributed by Health Card under Health Card's 401(k) Plan for the fiscal year ended June 30, 2002 but funded subsequent to June 30, 2002.

Option/SAR Grants in Last Fiscal Year

                  The following table sets forth certain information concerning individual grants of stock options during the fiscal year ending June 30, 2002:

---------------------------------------------------------------------------------- ------------------------------------
                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF STOCK
                                INDIVIDUAL GRANTS                                  PRICE APPRECIATION FOR OPTION TERM
---------------------------------------------------------------------------------- ------------------------------------
------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------
                       Number of      Percent of Total
                       Securities       Options/SARs
                       Underlying        Granted to
                        Options/        Employees in    Exercise or
                     SARSs Granted      Fiscal Year      Base Price   Expiration
       Name               (#)               (%)            ($Sh)         Date         5% ($)            10% ($)

------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------
------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------
                                                                                                        $446,386
  James J. Bigl        100,000(1)           9.8%           $9.00        4/30/07       $166,971        $5,271,303
                       350,000(2)          34.5%           $9.45        6/26/12     $2,080,069
------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------
------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------

  David Gershen        10,000(3)            1.0%           $4.00        9/24/06       $8,499            $21,199

------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------
------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------

   Tery Baskin          2,000(4)            0.2%            $3.5        8/10/06       $1,270            $3,436
------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------
------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------
                        2,000(5)            0.2%            $3.50        8/10/06       $1,270             $3,436
    Agnes Hall          5,000(6)            0.5%           $12.61        1/4/07       $17,420            $38,493
------------------- ----------------- ----------------- ------------- ------------ ------------- ----------------------

     (1) Exercisable over a three year period to the extent of 33,000 shares of Common Stock in each of April 2002 and April 2003 and 34,000 shares of Common Stock in April 2004.

     (2) Exercisable, beginning in 2008, over a three year period to the extent of 116,667 shares of Common Stock in each of June 2008 and June 2009 and 116,666 shares of Common Stock in June 2010.

     (3) Exercisable over a three year period to the extent of 3,350 shares of Common Stock in September 2002 and 3,325 shares of Common Stock in each of September 2003 and September 2004.

     (4) Exercisable over a three year period to the extent of 700 shares of Common Stock in August 2002 and 650 shares of Common Stock in each of August 2003 and August 2004.

     (5) Exercisable over a three year period to the extent of 700 shares of Common Stock in August 2002 and 650 shares of Common Stock in each of August 2003 and August 2004.

     (6) Exercisable over a three year period to the extent of 1,670 shares of Common Stock in January 2003 and 1,665 shares of Common Stock in each of January 2004 and January 2005.

Aggregated Option/SAR Exercise in Last Fiscal Year and Fiscal Year-End Option

    Value Table

     The following table sets forth certain information concerning the value of unexercised options and warrants for the fiscal year ended June 30, 2002:

-------------------- -------------------- ---------------- --------------------------- ------------------------------
                                                              Number of Securities
                                                             Underlying Unexercised        Value of Unexercised
                                                            Options and Warrants at      In-the-Money Options and
                     Shares Acquired on   Value Realized       June 30, 2002 (#)       Warrants at June 30, 2002($)
       Name               Exercise              ($)        Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------- -------------------- ---------------- --------------------------- ------------------------------
-------------------- -------------------- ---------------- --------------------------- ------------------------------

  Bert E. Brodsky            -0-                -0-             200,000/300,000             1,526,000/2,289,000

-------------------- -------------------- ---------------- --------------------------- ------------------------------
-------------------- -------------------- ---------------- --------------------------- ------------------------------
   James J. Bigl           100,000            602,016               -0-/-0-                      -0-/0-0-
                           3,3670             32,993              3,665/3,665                  28,587/28,587
                             -0-                -0-               6,670/13,330                 43,155/86,245
                                                                 33,000/67,000                 15,510/31,490
                                                                  -0-/350,000                    -0-/7,000
-------------------- -------------------- ---------------- --------------------------- ------------------------------
-------------------- -------------------- ---------------- --------------------------- ------------------------------
   David Gershen             -0-                -0-              23,335/11,665                104,307/52,143
                            7,335             65,942               -0-/3,665                    -0-/28,587
                             -0-                -0-                -0-/10,000                   -0-/54,700
-------------------- -------------------- ---------------- --------------------------- ------------------------------
-------------------- -------------------- ---------------- --------------------------- ------------------------------
    Tery Baskin              -0-                -0-               8,000/32,000                43,760/175,040
                             -0-                -0-               5,000/10,000                 22,350/44,700
                                                                   -0-/2,000                    -0-/11,940
-------------------- -------------------- ---------------- --------------------------- ------------------------------
-------------------- -------------------- ---------------- --------------------------- ------------------------------
    Agnes Hall               -0-                -0-               3,340/6,660                  6,580/13,120
                                                                   -0-/2,000                    -0-/11,940
                                                                   -0-/5,000                      -0-/-0-
-------------------- -------------------- ---------------- --------------------------- ------------------------------


Employee Contracts, Termination of Employment and Change-in-Control Arrangements

     Except as described below, there are no written employment or similar agreements with any of the Named Executive Officers.

     Health Card entered into an employment agreement with Mr. Brodsky effective July 1, 1999. Pursuant to this agreement, Mr. Brodsky agreed to serve as Chairman of the Board of Directors at an annual salary of $200,000, subject to adjustment by the Board of Directors. As of July 1, 2001, this amount was increased to $425,000. The agreement terminates on July 1, 2003, unless terminated by Health Card for cause, or in the event Mr. Brodsky becomes permanently disabled. The agreement provides for certain fringe benefits payable to or on behalf of Mr. Brodsky, such as the use of an automobile. In addition, the agreement provides for certain termination benefits payable to Mr. Brodsky, which depending upon the reason for termination, can equal up to one year's salary. It is anticipated that Mr. Brodsky may devote a portion of his business time to business affairs unrelated to Health Card, provided that such activities do not prevent him from fulfilling his obligations under the agreement. The agreement does not quantify the amount of time that Mr. Brodsky must devote to Health Card. However, it is contemplated that Mr. Brodsky will devote a substantial portion of his business time to the affairs of Health Card.

     In January 2000, the Board of Directors authorized the payment to Mr. Brodsky of a bonus in the amount of $120,000. Such bonus is payable in equal monthly installments of $10,000. This amount has continued to be accrued monthly through June 30, 2002. No actual payments have been paid to Mr. Brodsky.

     Health Card entered into an employment agreement with James J. Bigl effective June 12, 2000. Pursuant to this agreement, Mr. Bigl agreed to serve as President at an annual salary of $188,000, in addition to (i) a $25,000 signing bonus upon execution of the agreement and (ii) the ability to participate in the bonus pool for senior executives. The agreement also provides for certain termination benefits, which, depending upon the reason for termination, can equal up to one year of salary. In connection with the employment agreement, Health Card granted to Mr. Bigl an incentive stock option to purchase 100,000 shares of common stock at $4.00 per share. Such option vests over a three year period commencing on June 12, 2001 and expires on June 12, 2005. On April 30, 2002, Mr. Bigl was promoted to Chief Executive Officer and elected to the Board of Directors. At that time, Health Card granted Mr. Bigl an incentive stock option to purchase 100,000 shares of common stock at $9.00 per share. Such option vests over a three-year period commencing April 30, 2002. On June 12, 2002, Health Card increased the annual compensation paid to Mr. Bigl to $263,000 plus $12,000 in discretionary expenses annually. On June 26, 2002, Health Card granted Mr. Bigl an incentive stock option to purchase 350,000 shares of common stock at $9.45 per share. Such option vests over a ten-year period commencing June 26, 2008.

     Health Card entered into an employment agreement with David Gershen effective May 1, 2000. Pursuant to this agreement, Mr. Gershen has agreed to serve as Chief Financial Officer and Treasurer at an annual salary of $150,000, in addition to (i) a $25,000 bonus upon the completion of one full year of employment with Health Card and (ii) the ability to participate in the bonus pool for senior executives. The agreement also provides for certain termination benefits, including, but not limited to, a change of control, which, depending upon the reason for termination, can equal up to one year of salary. In connection with the employment agreement, Health Card granted to Mr. Gershen an incentive stock option to purchase 35,000 shares of common stock at $5.00 per share. Such option vests over a three year period commencing on May 1, 2001. The option expires on May 1, 2005. On August 1, 2002, Mr. Gershen's annual base salary was increased to $195,000.

     In connection with the PAI acquisition, Tery Baskin entered into an employment agreement with PAI, pursuant to which Mr. Baskin agreed to serve as PAI's Senior Vice President at an annual salary of $130,000 in addition to (i) a one percent commission on all claims adjudicated by PAI and (ii) the ability to participate in the bonus pool for senior executives. In connection with the employment agreement, Health Card granted incentive stock options to Mr. Baskin to purchase 40,000 shares of common stock at $4.00 per share. See Item 1, Description of Business, of the Company's Annual Report on Form 10-K for a detailed description of the PAI acquisition.

     Health Card entered into an employment agreement with Tery Baskin effective June 4, 2001. This agreement superceded the PAI agreement, and provides that Mr. Baskin will serve as Health Card's Chief Operating Officer, at an annual salary of $150,000, in addition to the ability to participate in the bonus pool for senior executives. In connection with the employment agreement, Health Card granted to Mr. Baskin incentive stock options to purchase 15,000 shares of Common Stock at $5.00 per share. Such option vests over a three year period and expires on June 4, 2006.

     The Company has an employment arrangement with its Chief Information Officer, pursuant to agreements reflecting the compensation terms described under Item 11 hereof and prohibiting her from engaging in certain competitive activity or disclosing certain information.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information, as of October 11, 2002, on the beneficial ownership of those persons or entities who are known to Health Card to be the beneficial owners of more than 5% of the shares of our common stock. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned.

                                                                         Amount and Nature of     Percentage of
Name and Address of Beneficial Owner                                     Beneficial Ownership      Common Stock
------------------------------------                                     --------------------    --------------
Lee Jared Brodsky                                                               403,899                5.1%
 c/o National Medical Health Card Systems, Inc.
 26 Harbor Park Drive
 Park Washington, NY 11050

     The following table sets forth certain information, as of October 11, 2002, concerning the number of shares of Health Card common stock that directors and certain executive officers beneficially own, and that directors and executive officers own as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned.

                                                                          Amount and Nature of     Percentage of Common
Name of Beneficial Owner                                                  Beneficial Ownership             Stock
------------------------                                                  --------------------             -----
Bert E. Brodsky...................................................           3,173,637 (1)                 40.5%
Gerald Shapiro....................................................             290,869 (2)                  3.7%
James J. Bigl.....................................................             149,005 (3)                  1.9%
Tery Baskin.......................................................              98,617 (4)                  1.2%
David Gershen.....................................................              38,020 (5)                   *
Agnes Hall........................................................               4,040 (6)                   *
Kenneth J. Daley..................................................              27,335 (7)                   *
Ronald Fish.......................................................              17,335 (8)                   *
Gerald Angowitz...................................................              27,335 (7)                   *
Paul Konigsberg...................................................              17,335 (8)                   *
All executive officers and directors                                         3,843,528
  as a group (10 persons).........................................  (1)(2)(3)(4)(5)(6)(7)(8)(9)            47.9%

............................
*     Less than 1%

     (1) Includes (i) 100,000 shares of common stock beneficially owned by the Bert E. Brodsky Revocable Trust, (ii) 1,725 shares of common stock beneficially owned by P.W. Capital Corp., of which Mr. Brodsky is President, and (iii) 30,000 warrants to purchase common stock currently exercisable. Does not include an aggregate of 300,000 shares of common stock subject to currently unexercisable options.

     (2) Includes 7,335 shares of common stock subject to options that are currently exercisable. Does not include an aggregate of 3,665 shares of common stock subject to currently unexercisable options.

     (3) Includes 43,335 shares of common stock subject to options that are currently exercisable. Does not include an aggregate of 433,995 shares of common stock subject to currently unexercisable options.

     (4) Includes 21,000 shares of common stock subject to options that are currently exercisable. Does not include an aggregate of 61,000 shares of common stock subject to currently unexercisable options.

     (5) Includes 26,685 shares of common stock that are currently exercisable. Does not include an aggregate of 31,980 shares of common stock subject to currently unexercisable options.

     (6) Includes 4,040 shares of common stock subject to options that are currently exercisable. Does not include an aggregate of 42,960 shares of common stock subject to currently unexercisable options.

     (7) Includes for each of Mr. Daley and Mr. Angowitz 27,335 shares of common stock subject to options that are currently exercisable. Does not include for each of them 3,665 shares of common stock subject to currently unexercisable options.

     (8) Includes for each of Mr. Fish and Mr. Konigsberg 17,335 shares of common stock subject to options that are currently exercisable. Does not include an aggregate of 3,665 shares of common stock subject to currently unexercisable options.

    Section 16(a) Beneficial Ownership Reporting Compliance


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based upon a review of the filings with the Securities and Exchange Commission, we believe that the reporting requirements of Section 16 applicable to our executive officers and directors, and persons who beneficially own more than ten percent of our common stock during fiscal year 2002 were complied with on a timely basis, except as follows: Mr. Bigl failed to timely file one report relative to one transaction; Mr. Brodsky failed to timely file three reports relative to three transactions and Mr. Baskin failed to timely file one report relative to one transaction. All of the required reports have been subsequently filed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Health Card's Relationship with Sandata

     Health Card has historically entered into various verbal and written agreements, with Sandata and its wholly-owned subsidiaries. Mr. Brodsky is the Chairman of the Board, Treasurer and a principal stockholder of Sandata. The majority of the services are related to database and operating system support, hardware leasing, maintenance and related administrative services. Health Card purchases services from Sandata, and its subsidiaries, on an as needed basis at negotiated hourly or monthly rates. Health Card has evaluated the services that Sandata has performed for it in the past, and is in the process of bringing most of those services in-house by hiring employees with the needed skills. This should reduce the Company's overall costs over time.

     Sandata had historically procured the majority of Health Card's computer equipment and furniture and fixtures. Sandata resells these items to Health Card at their cost plus a 10-20% servicing fee depending on the level of up-front consulting required to develop the proper specifications for the equipment and set-up required. Approximately $122,000 of computer equipment and furniture and fixtures were purchased on Health Card's behalf during the fiscal year ended June 30, 2002. In addition, Sandata, through another wholly-owned subsidiary, Santrax Systems, Inc. resold its telephone services to Health Card based on actual usage.

     A significant portion of Health Card's information systems for reporting purposes has historically been developed, enhanced, modified and maintained by Sandsport Data Services, Inc., a wholly-owned subsidiary of Sandata. During the fiscal year ended June 30, 2002, Sandsport billed Health Card approximately $897,000 for quality assurance testing of software programs developed by Health Card, network support, help desk services and the leasing of computer hardware for its data processing center. Management of Health Card believes that the terms of such lease and the negotiated billing rates are as fair to Health Card as those that could be obtained from an unaffiliated third party, although no independent fee quotes have been obtained.

     During the fiscal years ended June 30, 2000, 2001 and 2002, Health Card incurred fees to Sandata, or its subsidiaries, in the aggregate amounts of approximately $2,331,000, $3,612,000 and $1,097,000, respectively.

     As of June 30, 2001, Sandata owed Health Card $503,958 pursuant to a promissory note, dated May 31, 2000, in the original principal amount of $500,000 plus interest at the rate of 9-1/2%; interest on such note was payable quarterly and such note was paid in full on May 31, 2001. On June 9, 2001, Sandata again gave a promissory note to Health Card in the principal amount of $500,000, with interest at the rate of 7%, which was to have been due on June 8, 2002. The Note was paid in full on August 15, 2001.

    Relationship with Medical Arts Office Services, Inc.

     Medical Arts Office Services, Inc., of which Mr. Brodsky is the sole shareholder, is an affiliate of Health Card.

     Medical Arts Office Services provides Health Card with legal, human resources, accounting and administrative services (including payroll processing) pursuant to a verbal agreement, terminable at will by either party. During the fiscal year ended June 30, 2002, the total payments made by Health Card to Medical Arts were approximately $252,352, of which $58,799 was paid for accounting services, $136,127 was paid for legal services and $57,426 was paid for human resources and administrative services. Management believes that the hourly rates charged by Medical Arts are as fair to Health Card as those that could be obtained from an unaffiliated third party, although no independent fee quotes have been obtained.

    Health Card's Relationship with P.W. Capital, LLC

     Health Card rents a two family house in Port Washington, New York (near the Company's offices) from P.W. Capital, LLC, which is used for out-of-town employees. Health Card evaluated the cost of hotels for these individuals and determined it was more cost efficient to rent the house at a monthly rate of $5,500 plus escalations. During the fiscal year ended June 30, 2002, Health Card paid P.W. Capital, LLC $66,000 in rent for this facility.

    Real Estate

     The Company currently occupies approximately 26,500 square feet of office space at 26 Harbor Park Drive, Port Washington, NY 11050 (the "Leased Premises"). The Company subleases the Leased Premises form BFS Realty, LLC, an affiliate of the Chairman of the Board (the "Affiliate"). The Affiliate leases the Leased Premises from the Nassau County Industrial Development Agency, pursuant to a lease which was entered into by the agency and the Affiliate in July 1994, and which expires in March 2005. The Affiliate has the right to become the owner of the Leased Premises upon expiration of this lease. The Affiliate subleases a portion of the Leased Premises to the Company (the
"Lease"). As of November 1, 2001, the Company and the Affiliate amended the Lease. The Lease provides that, effective August 1, 2001, the rent payable by the Company shall be an aggregate annual rent of $308,000. While formerly the Company made estimated monthly real estate tax, utilities and maintenance expense payments to the Affiliate, the Lease now provides that the Company will pay its pro-rata share of such expenses directly, to the entities to whom payment must be made. The Company estimates that such monthly expenses will approximate an aggregate of $336,000 per year. The annual rent will increase by 5% per year during the term of the Lease. The annual expenses are also expected to increase, although the Company cannot estimate by how much. The Lease expires in July, 2010. The Company believes that the Leased Premises is adequate for current purposes. Leasehold improvements made to this space during the years ended June 30, 2001 and 2002 were approximately $142,000 and $60,000 respectively.

     Pursuant to a lease dated August 10, 1998 and expiring on August 31, 2005, Health Card occupies approximately 1,500 square feet at 63 Manorhaven Boulevard, Port Washington, New York, which is used as a pharmacy. The landlord for these premises is 61 Manorhaven Boulevard, LLC, of which the Company's Chairman is the sole member. The current monthly rent is $1,737 per month through August 31, 2003. The annual rent increases by 5% per year. Additional rent, in the form of certain expenses, is also payable.

     As described above, the Company has entered into a lease with an affiliated company to rent a two family home for the use of out-of-town employees in lieu of renting multiple hotel rooms. With the acquisition that was completed in January, 2002 (see Item 1) of the Company's Form 10-K for a detailed description of the Centrus Acquisition), additional "hotel" space was required. Therefore, the Company entered into two leases with another affiliated company to rent two additional houses. These leases expire in April, 2007.

    Indebtedness of Management

     From time to time, Mr. Brodsky and certain of his affiliates (collectively the "Brodsky Affiliates") and other officers, directors and affiliates of Health Card have borrowed funds from Health Card. The following table describes certain information relating to such indebtedness.

                                                              Largest Aggregate
                                                            Amount Owed by Debtor                Debt Owed
                                                              During Fiscal Year                   As Of
         Debtor                                               Ended June 30, 2002          September 30, 2002
         ------                                               -------------------          ------------------

         P.W. Capital LLC (1).........................      $4,019,334                           $3,662,484
         Port Charitable Foundation (2)...............          35,000                                    0
         Gerald Shapiro (3)..............................      312,750                                    0
         Sandata, Inc. (4).................................    507,917                                    0
         James J. Bigl (5)..................................   104,613                              105,713
         E-data Corp. (6)...........................             4,200                                8,400


     (1) On June 1, 1998, Health Card assigned indebtedness from certain persons and entities, including Mr. Brodsky, aggregating $1,636,785 to P.W. Capital, LLC, a company affiliated with Mr. Brodsky. P.W. Capital executed a demand promissory note payable to Health Card in the principal amount of $4,254,785, reflecting the assigned debt and amounts then owed by P.W. Capital to Health Card. Mr. Brodsky simultaneously executed an unconditional guaranty in favor of Health Card for the full and prompt payment to Health Card of all amounts payable under the P.W. Capital note. Such note is secured by 1,022,757 shares of common stock of Health Card and is without recourse to the maker. The note was replaced by a new non-recourse promissory note dated July 31, 2000, in the amount of $3,890,940, with interest at the rate of 8 1/2% per annum. Such note is payable in annual installments of $400,000 consisting of principal and interest on each of the first and second anniversary date with the total remaining balance of principal and interest due and payable on July 31, 2003. The note is collateralized by 1,000,000 shares of common stock of Health Card. The two $400,000 payments due under the note as of July 31, 2001 and 2002 were satisfied by offsetting an equal amount owed to Mr. Brodsky by the Company under the Brodsky Employment Agreement. Effective July 31, 2001 the interest rate on the note was changed to the prime rate in effect from time to time.

     In the event that P.W. Capital does not pay amounts due as and when required under its promissory note, Health Card's recourse will be to exercise its legal remedies with respect to the Health Card shares held as collateral and to pursue legal action against Mr. Brodsky under a related guaranty. The P.W. Capital note does not provide for default interest or penalties.

     (2) Port Charitable Foundation is a company affiliated with Hugh Freund and Carol Freund, who are husband and wife. Mr. Freund is an Executive Vice President, the Secretary, and a Director and principal stockholder of Sandata.

     (3) Mr. Shapiro is Vice Chairman of the Board and Secretary of Health Card. The amount due includes principal and interest due under a non-recourse (except for interest) promissory note dated July 1, 1997 payable by to Health Card in the original principal amount of $300,000, secured by a pledge of 383,534 shares of common stock of Health Card. This note bore interest, at the rate of 8.5% per annum, and was paid by Mr. Shapiro in January, 2002.

     (4) As of June 30, 2001, Sandata owed Health Card $503,958 pursuant to a promissory note, dated May 31, 2000, in the original principal amount of $500,000 plus interest at the rate of 9-1/2%; interest on such note was payable quarterly and such note was paid in full on May 31, 2001. On June 9, 2001, Sandata again gave a promissory note to Health Card in the principal amount of $500,000, with interest at the rate of 7%, which was to have been due on June 8, 2002. The Note was paid on August 15, 2001.

     (5) On February 8, 2001,  the President  gave to the Company his Promissory
Note in the amount of $34,000 as evidence of the loan by the Company to the President. On April 12, 2002, the Promissory Note was amended and the Company agreed to increase the loan to $100,000. The loan bears interest at 8%, and is due on April 25, 2003. The interest rate was lowered effective July 1, 2002 to the rate at which the Company borrows money.


    SunStar Healthcare, Inc.

     On February 19, 1999, Mr. Brodsky, as trustee for the irrevocable trusts of each of his children, purchased an aggregate of $1,000,000 of preferred stock and warrants offered by SunStar Healthcare, Inc. ("SunStar"), a corporation engaged in providing managed health care services in the state of Florida by operating an HMO. Effective May 1, 1999, Health Card began providing services to SunStar. On February 1, 2000, Health Card was notified that SunStar had been placed in receivership by the Department of Insurance of the State of Florida ("DOI"). There is an outstanding receivable from SunStar of approximately $1.2 million. Health Card has filed a claim for this amount with the DOI. There is no guarantee that the full amount will be collected so Health Card has made an assessment of amounts that might be collected and has reserved for the difference. During the fiscal year ended June 30, 2000, Health Card billed SunStar approximately $10.5 million. There have been no billings from Health Card to Sunstar since the fiscal year ended June 30, 2000.

                        PROPOSAL 1--ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors is classified into three classes (designated as Class I directors, Class II directors and Class III directors), with members of each class holding office for staggered three-year terms. There are currently two Class I directors, whose terms expire at the Meeting, two Class II directors, whose terms expire at the 2003 Annual Meeting of Stockholders, and two Class III directors, whose terms expire at the 2004 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect as Class I directors the two nominees named below, both of whom are presently Class I directors of the Company, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each Class I director will be elected to hold office until the 2005 Annual Meeting of Stockholders subject to the election and qualification of his successor and to his earlier death, resignation or removal.

    Nomination Of Class I Directors

     Set forth below for each nominee for Class I director are his name, his age as of October 15, 2002, his positions with the Company, his principal occupation and business experience during the past five years, and the year of the commencement of his term as a director of the Company:

     Gerald Shapiro is 72 years old and has served as Vice Chairman of the Board of Health Card since February 4, 1998 and as Secretary since October 28, 1998. From June 1, 1998 until December 7, 1998, Mr. Shapiro served as Chairman of the Board. For more than the past five years, Mr. Shapiro has been an employee of Sandata, a provider of computerized data processing services and custom software and programming services and an affiliate of Health Card; and has also been President of Lee Management Associates, Inc., a physician billing and consulting firm; Chairman and Treasurer of Mediclaim, Inc., a physician billing and consulting firm; President of Brookhaven M.R.I., Inc., a company that operates magnetic resonance imaging machines; and Vice President of Mobile Health Management Services, Inc., a provider of medical screening services.

     Ronald L. Fish is 61 years old and has served as a Director of the Company since November 2000. Mr. Fish also serves on the Company's Audit and Compensation Committees. Mr. Fish currently also serves on the Board of Directors of Sandata. Since 1975, Mr. Fish served as Administrator, Treasurer and Director of Unlimited Care Inc., a nursing services firm, and is a certified public accountant.

    Board Recommendation

     The Board of Directors recommends a vote FOR the election of the nominees named above.

    Incumbent Directors

     Set forth below, for each incumbent director, are his name, his age as of October 15, 2002, his positions with the Company, his principal occupation and business experience during the past five years and the year of the commencement of his term as a director of the Company:

    Incumbent Class II Directors

     Gerald Angowitz is 53 years old and has served as a Director of Health Card since June 26, 1998. Mr. Angowitz presently serves as a management consultant through the Angowitz Company, which provides consulting services. Mr. Angowitz had served as Senior Vice President of Human Resources and Administration for RJR Nabisco, Inc. ("RJR"), a consumer products manufacturer, from March 1995 until December 1999. Mr. Angowitz previously served as Vice President of Human Resources for RJR from February 1994 to March 1995 and Vice President of employee benefits at RJR from January 1992 to February 1994. Mr. Angowitz also serves as the Chairman of the Company's Compensation Committee.

     Kenneth J. Daley is 64 years old and has served as a Director of Health Card since May 10, 1999. For more than the five years prior to January 1999, Mr. Daley served as Senior Vice President of Chase Manhattan Bank. Mr. Daley also serves on the Company's Audit and Compensation Committees.

    Incumbent Class III Directors

     Bert E. Brodsky is 60 years old and has served as Chairman of the Board of Health Card since December 7, 1998, and was also Chief Executive Officer from June, 1998 until April, 2002. Mr. Brodsky has at various times from 1983 served as Chairman of the Board, President and a Director of Health Card. Mr. Brodsky has served as Chairman of the Board and Treasurer of Sandata since June 1983 and as President of Sandata from December 1989 through January 2000. For more than the past five years, Mr. Brodsky has served as Chairman of the Board and President of P.W. Medical Management, Inc., which provides financial and consulting services to physicians; as President of P.W. Capital Corp., a consulting services firm; and as Chairman of Sandsport Data Services, Inc., a computer services firm and wholly-owned subsidiary of Sandata. Mr. Brodsky has also, for more than the past five years, been the Operating Manager of various real estate companies, and President of Bert Brodsky Associates, Inc., which provides consulting services.

     Paul J. Konigsberg is 66 years old and has served as a Director of the Company since November 2000. From January 1998 until October of 2002, Mr. Konigsberg also served on the Board of Directors of Sandata. Mr. Konigsberg is a certified public accountant and has been a senior partner in the accounting firm of Konigsberg Wolf & Co., P.C. since 1970. Mr. Konigsberg also serves as the Chairman of the Company's Audit Committee.

     James J. Bigl is 39 years old and has served as Chief Executive Officer and a Director of Health Card since April 2002, and as President since June, 2000. Immediately prior to joining Health Card, Mr. Bigl served as President and CEO of York HealthNet, SelectPro and USI Care Management ("USI"). In late 1998, Mr. Bigl directed the sale of the Pharmacy Benefit Management Company he founded at Yale-New Haven Health to USI. Beginning in October of 1994, Mr. Bigl oversaw the wide ranging operations, including home infusion, managed care operations, real estate and retail pharmacy, at Yale-New Haven Health's for-profit division. For the last fifteen years, Mr. Bigl has been working in the retail pharmacy and pharmacy benefit management industries.

    Executive Officers

     Our other executive officers, and their ages and positions are:


Name                                Age    Officer and Position Held
----                                ---    -------------------------
James J. Bigl.....................   39   President and Chief Executive Officer
Tery Baskin.......................   48   Chief Operating Officer
David Gershen.....................   47   Treasurer and Chief Financial Officer
Agnes Hall........................   54   Chief Information Officer


     James J. Bigl is Health Card's President and Chief Executive Offider. Information about Mr. Bigl's tenure with the Company and his business experience is presented above under "Incumbent Class III Directors."

     Tery Baskin has served as Chief Operating Officer of Health Card since June 2001. He has been a licensed pharmacist since 1978. From 1993 to July 2000 he served as the President and a Director of Pharmacy Associates, Inc. From July 2000 to June 2001, Mr. Baskin was the Senior Vice President of PAI, which by July 2000 was a wholly owned subsidiary of Health Card. He has served as a Director of the American Pharmaceutical Association Foundation since 1998 and as Treasurer since March 2002.

     David Gershen has served as Senior Vice President of Finance for Health Card since May 2000. Mr. Gershen was named Chief Financial Officer and Treasurer of Health Card in November, 2000. From July 1996 until April 2000, Mr. Gershen served as the Vice President of Finance and Administration of CSC Healthcare Inc., a subsidiary of Computer Sciences Corporation ("CSC"), a healthcare information services company. Prior thereto, and since 1985, Mr. Gershen held various financial positions with APM, Inc., which was acquired by CSC in 1996.

     Agnes Hall has served as Chief Information Officer of Health Card since January 2001. Ms. Hall has a broad background in a number of different industries, having spent most of her career as a management consultant and CIO. Her experience includes insurance, manufacturing, utilities, health care, and government agencies. Prior to joining Health Card, Ms. Hall managed a consulting practice for Oracle Corporation from late 1998, joining Oracle after serving as CIO for Killark Electric for three years..

         Each of the executive officers serves, subject to his or her Employment Agreement, until the meeting of the Board of Directors immediately following the Annual Shareholders Meeting.

    Family Relationships

     There are no family relationships among any of Health Card's executive officers, directors or nominees for directors.

    Director's Compensation

     Our By-Laws provide that directors of the Company may, by resolution of the Board of Directors, be paid a fixed fee and expenses for attendance at each regular or special meeting of the Board of Directors and Committee meetings. Each director received $500 for each meeting he attended by telephone and $1,000 for each meeting he attended in person. Health Card paid $28,000 in Directors' fees during the fiscal year ended June 30, 2002.

    Meetings and Committees of the Board or Directors

     The Board of Directors held five (5) meetings during the fiscal year ended June 30, 2002. At least a majority of the Directors of Health Card attended each meeting. The Board also acted on four (4) occasions during the last fiscal year by unanimous written consent in lieu of a meeting.

    The Audit Committee

     The Audit Committee of the Board of Directors is charged with the review of the activities of Health Card's independent auditors, including the fees, services, and scope of such audit. The Audit Committee is currently composed of Paul J. Konigsberg, Chairman, Kenneth J. Daley and Ronald L. Fish. Such Committee met on four (4) occasions during the fiscal year ended June 30, 2002.

    The Compensation Committee

     The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for the executive officers of Health Card and consulting with management of Health Card regarding compensation policies and practices. The Compensation Committee also makes recommendations concerning annual bonus compensation, the adoption of any compensation plans in which management is eligible to participate and the granting of stock options or other benefits under such plans. The Compensation Committee, after studying and comparing various models, adopted the employee Stock Purchase Plan that is being presented to the Shareholders for their ratification and approval at the Annual Meeting. The Compensation Committee currently consists of Gerald Angowitz, Kenneth J. Daley and Ronald L. Fish. The Compensation Committee held three (3) meetings during the fiscal year ended June 30, 2002.

                             AUDIT COMMITTEE REPORT


     The Audit Committee of the Board of the Directors of the Company is comprised of three independent Directors and acts under a written charter approved by the Board of Directors. The members of the Committee are Messrs. Fish, Daley and Konigsberg, each of whom is independent, as determined under Rule 4200(a)(15) of the National Association of Securities Dealer's listing standards.

     Management has primary responsibility for the Company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards accepted in the U.S., and to issue a report thereon. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors.

     In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles accepted in the U.S. The Audit Committee has reviewed and discussed the consolidated financial statements set forth in the Company's Form 10-K for the year ended June 30, 2002, with management and the independent auditors. The Audit Committee also discussed with Ernst & Young, independent accountants for the Company (who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepting accounting principles), the matters required to be discussed by the Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2002, filed with the Commission.

     This report has been approved by the current members of the Audit Committee as of October 18, 2002.

                                                   The Audit Committee

                                                   Paul J. Konigsberg, Chairman
                                                   Kenneth J. Daley
                                                   Ronald L. Fish


            COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     Following is a summary of the compensation practice and philosophy that was in effect for Health Card for the fiscal year ended June 30, 2002. Modifications to such philosophy have been and may continue to be made.

    Compensation Philosophy

     Health Card's executive compensation program is designed to attract, motivate and retain management with incentives linked to financial performance and enhanced stockholder value. The Compensation Committee seeks to adjust compensation levels (through competitive base salaries, bonus payments and stock option grants) based on individual and the Company's performance.

    Compensation Program Components

     Our compensation program currently consists of a number of components, including a cash salary, an executive bonus pool and stock option grants.

     Salary and bonus levels reflect job responsibility, seniority, Compensation Committee judgments of individual effort and performance, and Health Card's financial and market performance (in light of the competitive environment in which Health Card operates). In considering the Company's financial and market performance, the Compensation Committee reviews, among other things, net income, cash flow, working capital and revenues, and share price performance relative to comparable companies and historical performance. Annual cash compensation is also influenced by compensation practices of competitive companies of comparable size in similar industries, as well as that of companies not in its industry which do business in locations where Health Card has operations. Based in part on this information, the Compensation Committee generally targets salaries at levels comparable to the median of the range of salaries paid by competitors of a comparable size.

     The executive bonus plan compensates executives based on (i) individual performance and the performance of the Company in addressing immediate financial and operational challenges, (ii) the Company's performance relative to the performance of other companies of comparable size, complexity and quality, and
(iii) performance that supports both the short-term and long-term goals of the Company. Bonuses thus align the interest of executive officers with those of the stockholders.

     The third component is a stock option program which the Company uses to motivate its executive officers and other employees. The Board of Directors believes that the granting of options to purchase Common Shares provides its executive employees with the long-term incentive to work for the betterment of Health Card. Stock options are generally granted annually to executives and periodically to other selected employees whose contributions and skills are critical to the long-term success of Health Card. Options generally are granted with an exercise price equal to the market price of Health Card's common stock on the date of the grant, generally vest over a period of at least three years and generally expire after five years.

     Health Card also anticipates compensating its executive employees through the grant of awards under the 2000 Restricted Stock Plan, which was approved by the shareholders of Health Card.

     For a detailed description of the employment agreements and compensation arrangements between Health Card and its executive officers, see "Employee Contracts, Termination of Employment and Change-in-Control Arrangement," above.

    Chief Executive Officer Compensation

     As described above, the Company's executive compensation philosophy, applicable to the compensation of our Chief Executive Officer, is to provide a competitive base salary and incentive compensation based on the individual's and the Company's performance. James J. Bigl has served as our Chief Executive
Officer since April of 2002. Prior to that, Mr. Bigl was the Company's President, starting in June, 2000. The Compensation Committee believes some portion of the CEO's compensation should be related to the Company's financial performance and/or the progress made in implementing the Company's business plan. Accordingly, the Compensation Committee considered not only the Company's overall performance during the last year, but the successful consummation of financing and acquisition transactions that were essential components of the business plan. In light of Mr. Bigl's extensive experience in the pharmacy benefits management industry, his performance this past year and that of Health Card, the Board of Directors determined that the amounts payable to Mr. Bigl for the fiscal year ended June 30, 2002 under his employment agreement, as well as the bonus and long-term compensation awards that were granted, fairly compensated Mr. Bigl for the services he rendered to Health Card in fiscal 2002.

     This report has been approved by the members of the Compensation Committee as of October 18, 2002.

                                              The Compensation Committee

                                              Gerald Angowitz
                                              Kenneth J. Daley
                                              Ronald L. Fish


    Compensation Committee Interlocks And Insider Participation

     The Compensation  Committee's current members are Gerald Angowitz,  Kenneth
J. Daley, and Ronald L. Fish. None of the members of our Compensation Committee is or has been an officer or employee of the Company. Mr. Fish is a member of the Board of Directors and the Compensation Committee thereof for Sandata. No other interlocking relationships exist between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company. No executive officer of the Company serves on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

    Comparative Stock Performance

     The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for Health Card, the NASDAQ Market Index and the MG Group (Health Services) Index (No. 337) (the "MG Group Index"). The graph assumes $100 was invested in each of the Common Shares, the NASDAQ Market Index and the MG Group Index on July 28, 1999. Data points on the graph are quarterly. Note that historic stock price performance is not necessarily indicative of future stock performance.


                                COMPARATIVE STOCK
                                PERFORMANCE GRAPH

                             CUMULATIVE TOTAL RETURN

                                7/28/99    9/99   12/99   3/00   6/00   9/00   12/00   3/01   6/01    9/01  12/01    3/02     6/02
NATIONAL MEDICAL HEALTH
 CARD SYSTEMS, INC.               100.00   76.67  44.17   43.76  31.67  25.84   18.33  40.00   40.67   46.33 130.00  128.67  126.27
NASDAQ STOCK MARKET (U.S.)        100.00  101.71 150.26  168.78 146.78 135.07   90.45  67.51   79.57   55.21  71.77   68.00   54.21
MEDIA GENERAL HEALTH SERVICES     100.00   86.51  91.47  102.82 110.13 123.08  134.49 119.45  130.19  125.62 128.50  130.25  121.08


Source: Media General Financial Services, Inc.


PROPOSAL 2: APPROVAL OF THE 2003 EMPLOYEE STOCK PURCHASE PLAN

General

     The Company believes in providing the opportunity for its employees to obtain a proprietary interest in the Company. To that end, on July 17 the Board of Directors delegated to the Compensation Committee the authority to investigate various models of, and eventually to adopt, an Employee Stock Purchase Plan and on October 14, the Compensation Committee voted to adopt, subject to shareholder approval, the 2003 Employee Stock Purchase Plan (the "Stock Purchase Plan"). A summary of the Stock Purchase Plan is set forth below, and a copy of the Stock Purchase Plan is attached hereto as an Exhibit.

     The Stock Purchase Plan provides eligible employees of the Company and its subsidiaries the opportunity to purchase shares of Common Stock at a discounted price through accumulated payroll deductions. The purpose of the Stock Purchase Plan is to attract and retain employees with a high degree of training, experience, expertise and ability, to provide an opportunity for such employees to acquire a proprietary interest in the success of the Company, and to more closely align their interest with those of the Company's stockholders.

Eligibility

     In order to be eligible to participate in the Stock Purchase Plan, an individual must be an employee of the Company or one of its subsidiaries; provided, however, any employee whose customary employment is twenty hours per week or less or whose customary employment is for not more than five months in any calendar year is not eligible to participate in the Stock Purchase Plan. Also, any employee who is, or immediately after an option is granted under the Stock Purchase Plan would be, a five percent or greater shareholder of the Company's voting stock, is not eligible to participate in the Stock Purchase Plan. For purposes of determining 5% ownership, the rules of section 424(d) of the Code would apply, and stock that may be purchased by a participant is considered owned by the participant.

     If the Company acquires or creates a new subsidiary, employees of such subsidiary will automatically become eligible to participate in the Stock Purchase Plan, unless otherwise determined by the Board of Directors. As of October 15th, 2002, the Company had approximately 191 full-time employees, and estimates that in excess of three-fourths of such employees would have been eligible to participate in the Stock Purchase Plan.

Participation

     Participation in the Stock Purchase Plan is voluntary and eligible employees may enroll by specifying the amount of compensation to be deducted during each payroll period for the purchase of shares of Common Stock. The Stock Purchase Plan operates on the basis of successive six month periods (i) commencing on February 1st, and ending July 31st; and (ii) commencing on August 1st and ending on January 31st (each of which is hereinafter referred to as an "Option Period"). Assuming shareholder approval is obtained, the first Option Period will begin on February 1st, 2003 (unless postponed by the Committee).

     Pursuant to the terms of the Stock Purchase Plan, eligible employees of the Company may elect to deduct during each bi-weekly or monthly payroll period up to fifteen percent (15%) of their base pay (subject to the limitations set forth below). The dollar amount deducted each pay period shall be credited to the participant's Contribution Account. No interest will accrue on any contributions or on the balance in a participant's Contribution Account. On the last business day of each Option Period (the "Purchase Date"), the amount deducted from each participant's salary over the course of the Option Period will be used to purchase shares of Common Stock at a purchase price equal to the lesser of (i) 85% of the closing market price of the Common Stock on the Purchase Date or (ii) 85% of the closing market price of the Common Stock on the first trading date of each Option Period (the "Offering Date"). Purchases by each participant are limited to $25,000 of market value of Common Stock in any calendar year. The maximum number of shares of Common Stock a participant may purchase during any Option Period is 1,500 (or such other number as may be established by the Committee prior to the start of an Option Period). If the total number of shares of Common Stock to be purchased by all participants on an Purchase Date exceeds the number of shares of Common Stock remaining authorized for issuance under the Stock Purchase Plan, a pro-rata allocation of the shares of Common Stock available for issuance will be made among participants.

     To be eligible or to change the amount of withholding for an Option Period, a participant must have completed an enrollment form specifying the amount to be withheld prior to the commencement of an Option Period. An employee may at any time, in writing, elect to withdraw from the Stock Purchase Plan and to have the employee's contributions returned to him or her.

     Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest.

    Federal Income Tax Consequences

     The Stock Purchase Plan is intended to qualify for favorable tax treatment under Section 423 of the Code. Pursuant to the Code, participants generally would not immediately recognize income for federal tax purposes of the amount of the initial discount when shares of Common Stock are purchased. If the recipient of Common Stock under the Stock Purchase Plan disposes of the shares before the end of the holding period (two years after the Offering Date), he or she generally will recognize ordinary income in the year of disposition in an amount equal to the difference between his or her purchase price and the market value of the Common Stock on the Purchase Date. The excess (if any) of the amount received upon disposition over the market value on the Purchase Date will be taxed as capital gain. If a disposition does not occur until after the expiration of the holding period, the recipient generally will recognize ordinary income in the year of disposition equal to the lesser of (i) the original discount on the shares of Common Stock assuming the shares had been purchased on the Offering Date or (ii) the excess of the fair market value of such shares on the date of disposition over the price paid by the recipient on the Purchase Date. The excess (if any) of the amount received upon disposition over the tax basis (i.e., purchase price plus amount taxed as ordinary income) will be taxed as capital gain. The Company generally will not be entitled to a tax deduction for compensation expense of the original sales to participants, but may be entitled to a deduction if a participant disposes of Common Stock received under the Stock Purchase Plan prior to the expiration of the applicable holding periods.

    Administration

     The Compensation Committee (the "Committee") will administer the Stock Purchase Plan, interpret the Stock Purchase Plan, and determine all questions arising as to eligibility, contributions, determination of the Exercise Price and all other matters of administration. The Committee may delegate any or all of the foregoing duties. All costs and expenses of administering the Stock Purchase Plans shall be paid by the Company.


     The Stock  Purchase  Plan is not, nor is it intended to be qualified  under
Section 401(a) of the Code.

    Term; Amendment; Termination

     Unless sooner terminated by the Board of Directors, the Stock Purchase Plan shall terminate on the tenth anniversary of the date of its adoption by the Board of Directors. The Board of Directors may at any time amend, terminate or extend the Stock Purchase Plan in any respect, without notice to participants. If the Stock Purchase Plan is terminated, any options outstanding at the time of termination will not be affected. Without the approval of the stockholders of the Company, however, the Stock Purchase Plan may not be amended to increase the number of shares reserved under the Stock Purchase Plan (except pursuant to certain changes in the capital structure of the Company), or to change the class of corporations whose employees are eligible to participate in the Stock Purchase Plan.

    Number Of Shares Reserved Under Stock Purchase Plan

     The Company has reserved, subject to shareholder approval, 200,000 shares of Common Stock for issuance under the Stock Purchase Plan provided that, on each January 1st starting January 1, 2004 the number of shares reserved for issuance under the Stock Purchase Plan shall be automatically increased by 0.25% of the number of shares of Common Stock issued and outstanding on the December 31st immediately prior to such date (or such lower number determined by the Board or the Committee), and provided further that, in no event may more than 500,000 shares of Common Stock be issued pursuant to the Stock Purchase Plan. The aggregate number of shares of Common Stock reserved under the Stock Purchase Plan and the calculation of the Exercise Price shall be adjusted by the Committee (subject to direction by the Board of Directors) in an equitable manner to reflect changes in the capitalization of the Company, including, but not limited to, such changes as result from merger, reorganization,
recapitalization,   stock  dividend,   stock  split,  and  change  in  corporate
structure.

     The fair market value of the Common Stock on October 15, 2002 was $9.00 per share, which was the closing price reported by the Nasdaq National Market. The aggregate market value of the shares presently reserved for issuance under the Stock Purchase Plan is $1,800,000.

    Rights As A Shareholder

     At the time funds are used to purchase Common Stock under the Stock Purchase Plan, a participant shall have all the rights and privileges of a shareholder of the Company with respect to whole shares purchased under the Stock Purchase Plan, whether or not certificates representing such shares have been issued.

    New Plan Benefits

     It is not possible to determine how many eligible employees will participate in the Stock Purchase Plan in the future. Therefore, it is not possible to determine with certainty the dollar value or number of shares of Common Stock that will be distributed under the Stock Purchase Plan.

    Equity Compensation Plan Information

     The following table provides information about the securities authorized for issuance under the Company's equity compensation plans as of June 30, 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

---------------------------- ------------------------ ----------------------- ---------------------------------------

                                    Number of            Weighted-average         Number of Securities remaining
                                Securities to be       price of outstanding    available for future issuance under
                              issued upon exercise     options warrants and    equity compensation plans (excluding
                                 of outstanding               Rights           securities reflected in column (a))
                              options, warrants and
                                     rights
---------------------------- ------------------------ ----------------------- ---------------------------------------
---------------------------- ------------------------ ----------------------- ---------------------------------------
                                       (a)                     (b)                             (c)
---------------------------- ------------------------ ----------------------- ---------------------------------------
---------------------------- ------------------------ ----------------------- ---------------------------------------
  1999 Stock Option Plan
   (approved by security               1,802,975                $7.69                       661,782
         holders)*
---------------------------- ------------------------ ----------------------- ---------------------------------------
---------------------------- ------------------------ ----------------------- ---------------------------------------
   2000 Restricted Stock                       0                 N/A                        700,000
  Grant Plan (approved by
    security holders)*
---------------------------- ------------------------ ----------------------- ---------------------------------------

     * There are no equity compensation plans not approved by security holders.

    Recommendation of Board of Directors

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Meeting, and voting thereon, is required for adoption of this proposal. The Board of Directors of Health Card believes that approving the adoption of the 2003 Employee Stock Purchase Plan is in the best interest of Health Card and its shareholders. The Board recommends a vote FOR the proposal to approve and ratify the adoption of the 2003 Employee Stock Purchase Plan, and to fix the number of shares issuable thereunder at 100,000.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     On June 15, 2001, we dismissed our prior independent auditors, BDO Seidman LLP ("Seidman") and engaged Goldstein Golub Kessler LLP as our new independent public accountants, to serve for the year ending June 30, 2001. Seidman's report on our financial statements for the year ended June 30, 2000 did not contain an adverse opinion or disclaimer of opinion, nor was that report modified as to uncertainty, audit scope or accounting principles. Our decision to change our auditors was recommended by our Audit Committee and approved by our Board of Directors. During the Company's two most recent fiscal years there were no disagreements between Health Card and Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Seidman, would have caused them to make reference to the subject matter of the disagreement in connection with their report.

     None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to us within the last two fiscal years and the subsequent interim period. During the fiscal year ended June 30, 2000 we did not consult GGK regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K. We requested that Seidman furnish a letter addressed to the Securities and Exchange Commission stating that it agreed with the above statements relating to Seidman with respect to our fiscal year ended June 30, 2000. A copy of this letter was filed as Exhibit 16, as part of our current report on Form 8-K, dated June 22, 2001.

     On July 19, 2002, we dismissed our prior independent auditors, Goldstein Golub Kessler LLP ("GGK") and engaged Ernst & Young, LLP as our new independent public accountants, to serve for the year ending June 30, 2002. GGK's report on our financial statements for the year ended June 30, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was such report modified as to uncertainty, audit scope or accounting principles. Our decision to change our auditors was recommended by our Audit Committee and approved by our Board of Directors. During the Company's most recent fiscal year and the subsequent interim period preceding such dismissal, there were no disagreements between Health Card and GGK on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of GGK, would have caused them to make reference to the subject matter of the disagreement in connection with their report.

     None of the "reportable events" described in Item 304(a)(1)(v) of Regulation S-K occurred with respect to us within the last fiscal year and the subsequent interim period. During the fiscal year ended June 30, 2002 and the subsequent interim period, we did not consult Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K. We requested that GGK furnish a letter addressed to the Securities and Exchange Commission stating that it agreed with the above statements relating to GGK with respect to our fiscal year ended June 30, 2002 and the subsequent interim period. A copy of this letter was filed as Exhibit 16, as part of our current report on Form 8-K, dated July 23, 2002. No representative of GGK is expected to be present at the annual meeting.

     A representative of Ernst & Young is expected to be present at the meeting, will have the opportunity to make a statement, if such representative so desires, and will be available to respond to appropriate questions.

    Audit Fees

     Health Card was billed by Ernst & Young for services rendered for the audit of its annual financial statements for the fiscal year ended June 30, 2002 in the amount of $120,000.

     Health Card was billed by GGK for reviews of the financial statements included in quarterly reports on Forms 10-Q for the last fiscal year in the amount of approximately $26,612.00. There were no fees incurred for services by any auditors in connection with financial information systems design and implementation. For other services rendered by GGK, Health Card incurred approximately $67,000 in acquisition-related fees, and $21,000 for tax planning and related matters.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the next annual shareholder's meeting pursuant to the provisions of Rule 14a-8 of the SEC, must be received by the Secretary of Health Card at the executive offices of Health Card in Port Washington, New York by July 2, 2003 for inclusion in Health Card's Proxy Statement and form of Proxy relating to such meeting. Health Card, however, may hold next year's annual meeting earlier in the year than this year's meeting. If the date of next year's annual meeting is changed by more than 30 days from the date of this year's Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.

                                 OTHER BUSINESS

     While the accompanying Notice of Annual Meeting of all Shareholders provides for the transaction of such other business as may properly come before the meeting, Health Card has no knowledge of any other matter to be presented at the meeting other than Proposals 1 and 2 in the Notice. However, the enclosed Proxy gives discretionary authority in the event any other matters should be presented.

                                     By Order of the Board of Directors of
                                     National Medical Health Card Systems, Inc.



                                     /s/Gerald Shapiro
                                        Gerald Shapiro
                                        Secretary

Port Washington, New York
October 30, 2002

                                                                    EXHIBIT A



                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                        2003 EMPLOYEE STOCK PURCHASE PLAN


     1. Purpose. The purpose of this Plan is to provide Eligible Employees of the Company and its Subsidiaries with a means to acquire shares of Common Stock through payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and shall be interpreted and construed accordingly.

     2. Definitions. For purposes of the Plan, the following terms have the following meanings:

     (a) "Account" shall mean the bookkeeping account established in the name of each Participant to reflect the payroll deductions made on behalf of the Participant.

     (b) "Board" shall mean the Board of Directors of the Company.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (d) "Committee" shall mean the committee appointed to administer the Plan in accordance with Section 4 or, if no such committee is duly constituted or appointed, the Board.

     (e) "Common Stock" shall mean the Company's common stock, par value $.001.

     (f) "Company" shall mean National Medical Health Card Systems, Inc., a New York corporation, and any successor thereto.

     (g)"Compensation" shall mean the base compensation paid by the Company or a Subsidiary to a Participant which is required to be reported as wages on the Participant's Form W-2, including such additional amounts which are not includible in gross income by reason of Sections 125, 402(e)(3) or 402(h)(1)(B) of the Code, and excluding any bonuses, overtime pay, severance, sick leave, expense and relocation allowances, gains from the exercise of stock options and other irregular payments (except commissions).

     (h) "Eligible Employee" shall mean, with respect to an Offering Period, any Employee on the Enrollment Date who satisfies each of the following criteria:
(1) the Employee does not immediately after the grant, directly or indirectly, own stock (as defined by the Code) and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a "parent corporation" or "subsidiary corporation" (within the meanings of Section 424 of the Code) of the Company; (2) the Employee's customary employment is for twenty (20) hours or more per week, or such lesser number of hours established by the Committee on a uniform and nondiscriminatory basis; and (3) the Employee customarily works a minimum of five (5) months per year, or such lesser number of months established by the Committee on a uniform and nondiscriminatory basis.

     If the Committee permits any Eligible Employee of a Subsidiary to participate in the Plan during an Offering Period, then all Eligible Employees of that Subsidiary shall also be permitted to participate in the Plan during such Offering Period. (i) "Employee" shall mean any person on the active employment payroll of the Company or any of its Subsidiaries.

     (j) "Enrollment Date" shall mean the first day of an Offering Period.

     (k) "Exercise Date" shall mean the last day of an Offering Period.

     (l) "Fair Market Value" for purposes of the Plan, unless otherwise required by the Code, shall mean, as of any date, the closing sale price per share of Common Stock as published by the principal national securities exchange on which the Common Stock is traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if shares of the Common Stock are not listed on a national securities exchange on such date, the last reported trading price or, if none, the average of the bid and asked prices in the over-the-counter market at the close of trading on such date. If there is no such reported price for the Common Stock for the date in question due to the applicable stock market not being open for trading, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

     (m) "Offering Period" shall mean the six (6) month period commencing on February 1, 2003 and ending on July 31, 2003, or such later date as established by the Committee, and each successive six (6) month period thereafter. To the extent permitted under Section 423 of the Code, the Committee shall have the power to change the duration of future Offering Periods and the commencement dates thereof.

     (n) "Participant" shall mean any Eligible Employee for whom an Account is maintained under the Plan.

     (o) "Plan" shall mean this National Medical Health Card Systems, Inc. 2003 Employee Stock Purchase Plan, as amended from time to time.

     (p) "Purchase Price" shall mean, subject to adjustment pursuant to Section 10 hereof, eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (i) the Enrollment Date or (ii) the Exercise Date.

     (q) "Subsidiary" shall mean any "subsidiary corporation" of the Company (within the meaning of Section 424(f) of the Code) that is designated by the Committee as an eligible Subsidiary under the Plan from time to time.

     3. Available Shares.  Subject in each instance to adjustment as provided in
Section 10, the maximum number of shares of Common Stock reserved for issuance under the Plan shall not exceed 100,000, provided that, on each January 1st, commencing with January 1, 2004, such aggregate number of shares reserved for issuance under the Plan shall automatically be increased by the number of shares equal to 0.25% the total number of issued and outstanding shares of Common Stock on the immediately preceding December 31st (or such lesser number of shares determined by the Board or the Committee, in its sole discretion, for any particular year); and, provided, further, that the aggregate number of shares issued during the of the Plan shall in no event exceed 500,000. Such shares may be either authorized and unissued or held by the Company in its treasury. The Committee may cause the Company to purchase previously issued and outstanding shares of Common Stock in order to enable the Company to satisfy its obligations hereunder. Subject to adjustment pursuant to Section 10, except as otherwise determined by the Committee prior to the commencement of any Offering Period, the maximum number of shares of Common Stock a Participant may purchase during any Offering Period shall not exceed 1,500 shares.

     4. Administration. The Plan shall be administered by the Company's Compensation Committee or such other committee appointed by the Board from time to time. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to interpret the provisions of the Plan, to change the time covered by an Offering Period, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by written consent. The decision of the Committee, including questions of construction, interpretation and administration, shall be final, binding and conclusive on all persons. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or of a Subsidiary who provides assistance or performs services in connection with the administration or interpretation of the Plan against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

     5. Eligibility and Enrollment. An Eligible Employee shall become a Participant on the first Enrollment Date occurring on or after his or her satisfaction of the Plan's eligibility requirements and completion of a Plan enrollment form authorizing payroll deductions. Such enrollment form must be filed with the Company prior to the applicable Offering Period and during the enrollment period established by the Company. Payroll deductions for a Participant shall commence with the first payroll and shall end with the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant in accordance with the provisions hereof. Notwithstanding any provisions of the Plan to the contrary, to the extent required by applicable law, no Participant may be granted the right to purchase Common Stock under the Plan if and to the extent that the Participant's right to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or a Subsidiary would accrue at a rate which exceeds $25,000 in Fair Market Value (determined at the time of grant) in accordance with the Code for each calendar year in which such right is outstanding.

     6. Payroll Deduction. At the time a Participant enrolls in the Plan, he or she must elect the amount to be deducted from each paycheck during the Offering Period(s) covered by the election, provided that (i) unless otherwise determined by the Committee with respect to future Offering Periods, no more than fifteen percent (15%) of a Participant's Compensation may be withheld under the Plan on any pay date, and (ii) the Committee, acting in its discretion and in a uniform and nondiscriminatory manner, may establish a minimum required amount or percentage of Compensation which must be withheld during an Offering Period. All payroll deductions made for a Participant shall be credited to the Participant's Account. Interest shall not accrue on any amounts credited to a Participant's Account. The rate of a Participant's contribution, once established, shall remain in effect for all subsequent Offering Periods unless changed by the Participant in writing at such time and in such manner as the Committee may prescribe.

     7. Purchase of Shares. On each Exercise Date, the amount credited to a Participant's Account shall be used to purchase a whole number of shares of Common Stock, the number of which will be determined by dividing the amount credited to the Participant's Account by the Purchase Price per share. Any amount remaining in the Participant's Account shall be credited to the Participant's Account as of the beginning of the next Offering Period. If the total number of shares of Common Stock to be purchased as of an Exercise Date, when aggregated with shares of Common Stock previously-purchased under the Plan, exceeds the number of shares then authorized under the Plan, a pro-rata allocation of the available shares shall be made among the Participants based upon the amounts in their respective Accounts as of the Exercise Date.

     8. Discontinuance or Withdrawal; Withholding Changes.

     (a) Discontinuance or Withdrawal. At any time during an Offering Period, a Participant may notify the Company that he or she wishes to discontinue contributions under the Plan. This notice shall be in writing and shall become effective as soon as practicable following its receipt by the Company. A Participant may elect to withdraw all, but not less than all, of the amount of his or her Account at any time during an Offering Period, except on the Exercise Date with respect to that Offering Period. If a withdrawal is made during an Offering Period, no further contributions shall be permitted during that Offering Period by the withdrawing Participant.

     (b) Withholding Changes. At any time during an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of payroll deduction rate changes during any Offering Period. The change in rate shall be effective as soon as practicable following the Company's receipt of the new enrollment form.

     (c) Termination of Employment. Any Participant whose employment with the Company and its Subsidiaries is terminated for any reason before an Exercise Date shall thereupon cease being a Participant. The total amount credited to the Participant's Account during the Offering Period shall be returned to the Participant or, in the case of a deceased Participant, to the Participant's beneficiary, as soon as practicable after the Participant's termination of employment.

     9. Rights as a Shareholder. No shares of Common Stock shall be issued under the Plan until full payment therefor has been made. A Participant shall have no rights as a shareholder with respect to any shares until the date a stock certificate (or its equivalent) for such shares is issued to him or her. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate (or its equivalent) is issued.

10.  Capital  Changes;  Reorganization;  Sale.

     (a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares of Common Stock which reserved for and which may be issued under the Plan and purchased by a Participant, as well as the number and class of shares of Common Stock and the price per share covered by each right outstanding under the Plan which has not yet been exercised, shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of a stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization.

     (b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), each Participant shall be permitted to purchase Common Stock with the balance of his or her Account immediately prior to such Exchange Transaction, and any amount credited to a Participant's Account which is not used to purchase Common Stock before the Exchange Transaction shall be distributed to the Participant. Notwithstanding the preceding sentence, (i) if, as part of the Exchange Transaction, the shareholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then the rights of all Participants to purchase shares of Common Stock shall be converted into rights to purchase shares of Exchange Stock on an economically equivalent basis; and (ii) the Board, acting in its discretion, may suspend operation of the Plan as of any date that occurs after a contract is made which, if consummated, would result in an Exchange Transaction and before the Exchange Transaction is consummated.

     (c) Definition of Exchange Transaction. For purposes hereof, the term "Exchange Transaction" shall mean a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the shareholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

     (d)  Determination  of Committee to be Final.  All  adjustments  under this
Section 10 shall be made by the Committee, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. 11. Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however, that, except as otherwise provided in
Section 10 hereof, any amendment which increases the aggregate number of shares of Common Stock which may be issued under the Plan, modifies the corporations or class of corporations whose employees are offered options under the Plan or otherwise requires shareholder approval under applicable law or exchange or market requirements shall be subject to the approval of the Company's shareholders.

     12. Transferability. The rights of a Participant to purchase Common Stock under the Plan are not assignable or transferable and may only be exercised during the Participant's lifetime by the Participant. A Participant may file a written designation of a beneficiary who is to receive the amount credited to the Participant's Account in the event of the Participant's death during an Offering Period. A Participant's beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a validly designated beneficiary who is living at the time of the Participant's death, the Participant's estate shall be deemed to be his or her designated beneficiary.

     13. No Rights Conferred. Nothing contained in the Plan shall be deemed to give any individual any right to be retained in the employ of the Company and its Subsidiaries or to interfere with the right of the Company and its Subsidiaries to discharge him or her at any time.

     14. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

     15. Legal Requirements. The Committee may impose such other conditions with respect to the purchase of Common Stock hereunder, including, without limitation, any conditions relating to the application of federal or state securities laws and/or any exchange or listing requirements as it may deem necessary or advisable.

     16. Governing Law. The Plan shall be governed by the laws of the State of New York, without regard to its principles of conflicts of law.

     17. Decisions and Determinations. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final, binding and conclusive.

     18. Effective Date; Term. The Plan shall become effective as of the date of its adoption by the Board, subject to approval by the Company's shareholders within twelve (12) months thereafter. Unless sooner terminated by the Board, the Plan shall expire on the tenth anniversary of its date of adoption by the Board.

                                                        October 25, 2002



Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

        Re:  National Medical Health Card Systems, Inc.

To the Commission:

     Enclosed is the Definitive Proxy Statement for the referenced company. Pursuant to instruction 5 to Item 10 of Schedule 14A (Rule 143a-101), please be advised that the Company anticipates filing a Registration Statement for the shares contemplated to be issued under the 2003 Employee Stock Purchase Plan (which is the subject of Proposal 2 of the attached Proxy Statement) some time between the effective date of said Plan (which is February 1, 2003) and the close of the first offering period under under such plan (July 31, 2003).

                                        Very truly yours,



                                        Thomas M. Farrell, Esq.